AGREEMENT

       THIS AGREEMENT is made and entered into effective this 1st day of July, 2001, by and between GLOBAL CASINOS, INC., a Utah corporation ("Global" or the "Company"), GLOBAL ALASKA INDUSTRIES, INC., an Alaska corporation which is a wholly-owned subsidiary of Global ("GAI"), and MARK GRIFFIN, individually ("Griffin").

RECITALS

       A.       Griffin and GAI are parties to a certain Stock Purchase and Sale Agreement dated August 1, 1997 (the "Sale Agreement") pursuant to which GAI acquired from Griffin 100% of the issued and outstanding shares of common stock of Alaska Bingo Supply, Inc., an Alaska corporation ("ABSI").

       B.       In connection with the Sale Agreement, GAI executed and delivered in favor of Griffin a promissory note dated August 1, 1997 in the original principal amount of $4,000,000 (the "First Note").

       C.       Effective March 31, 1998, Global and Griffin entered into an Agreement to Convert Debt (the "Conversion Agreement") pursuant to which (i) Global issued to Griffin an aggregate of 340,329 shares of Series B Convertible Preferred Stock of Global (the "Series B Preferred Stock") and (ii) the First Note was replaced by a new promissory note in the principal amount of $450,000 (the "Second Note").

       D.       Global has redeemed a portion of the shares of Series B Preferred Stock. As of the date hereof, there remain outstanding and beneficially owned by Griffin a total of 225,455 shares of Series B Preferred Stock, having a stated value of $10.00 per share, for a total outstanding stated value of the Series B Preferred Stock of $2,254,533.27.

       E.       As of the date hereof, the total outstanding balance of principal and accrued and unpaid interest due and owing by GAI to Griffin under the Second Note is $130,617.

       F.       The parties desire to surrender for cancellation all outstanding shares of Series B Preferred Stock and replace the Second Note with a new note (the "Third Note") which consolidates (i) the principal balance due and owing under the Second Note and (ii) the aggregate stated value of the Series B Preferred Stock being surrendered for cancellation.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

       1.       Griffin, for himself, his successors, heirs and assigns, hereby transfers and assigns to Global, and irrevocably and unconditionally surrenders for cancellation, all 225,455 shares of Series B Preferred Stock owned by Griffin.

       2.       In connection with the foregoing, Griffin represents and warrants that (i) Griffin is the sole record and beneficial owner of the shares of Series B Preferred Stock and has not transferred to any third person or entity any right, title or interest with respect thereto, (ii) the shares of Series B Preferred Stock are being transferred and assigned to Global free and clear of any claims, liens, encumbrances or other rights of third parties and (iii) the shares of Series B Preferred Stock represent 100% of all of the shares of Series B Preferred Stock of Global owned by Griffin, and Griffin has not granted to any third party any option, put or call with respect to such securities.

       3.       Concurrently with the surrender by Griffin to Global of the Series B Preferred Stock, GAI shall execute and deliver to Griffin a new promissory note (the "Third Note") in the aggregate principal amount of $2,385,170.27. The Third Note shall be given as a novation of the Second Note and in substitution therefor. The parties stipulate and agree that the obligation of GAI to repay the Third Note shall be secured by the Security Agreement, Financing Statement and Stock Pledge Agreement, which were each executed and delivered on August 1, 1997 in connection with the consummation of the Sale Agreement.

       4.       In consideration of the foregoing, each party hereto, for itself, its officers, directors, shareholders, agents, personal representatives, successors and assigns, hereby irrevocably and unconditionally waives and relinquishes any claims or causes of action which such party might have by reason of any condition of default or claim of default or nonperformance by any party under the Sale Agreement, Conversion Agreement, the First Note, Second Note or any other instrument or agreement governing the respective rights and obligations of the parties up to the date hereof.

       5.       In consideration of the foregoing, each party, for himself or itself, its officers, directors, shareholders, agents, personal representatives, successors and assigns, hereby releases, forgives and forever discharges the other, from and against any claim, obligation, debt, damage or liability, of whatsoever kind or description, known or unknown, at law or in equity, which may exist or which may in the future arise by virtue of any fact, transaction or occurrence from the beginning of time up to the date hereof.

       IN WITNESS WHEREOF, the parties have signed this Agreement the date and year first above written.
Global:	GLOBAL CASINOS, INC., a Utah corporation By: /s/ Frank L. Jennings Its: President
GAI:	GLOBAL ALASKA INDUSTRIES, INC., an Alaska corporation, By: /s/ Clifford C. Thygesen Its: President
Griffin:	/s/ Mark Griffin Mark Griffin, Individually